                                                                    EXHIBIT 10.1

                               SUPPLY AGREEMENT


     THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into as of December 31, 1998 by and between Aseptic Foods Group, Inc., a Delaware corporation, Real Fresh, Inc., a California corporation, and the Major Smith Division of Zausner Foods Corp, a Delaware corporation (collectively, "AFG") on the one hand, and Balance Bar Company, a Delaware corporation having offices in Carpinteria, California ("BBC"), on the other hand.


                                    RECITALS
                                    --------

     A. AFG is in the business of manufacturing canned nutritional drinks. BBC is in the business of distributing such products.

     B. As detailed in this agreement, AFG wishes to sell to BBC, and BBC wishes to purchase from AFG, cases of Total Balance nutritional beverage as more specifically described on Exhibit I hereto (the "Products"). The Products are to be manufactured by AFG under this supply agreement with BBC and are to be distributed by BBC.


                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, the parties hereto, for good and sufficient consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, do hereby agree as follows:

I. Price, Terms and Title.
   ----------------------

     A.  AFG shall produce, package and deliver (or tender for delivery) and
sell to BBC, and BBC shall purchase from AFG a minimum of (     *     ) cases
per year during the term of the contract, the Products at the prices and on the terms set forth on the Price List and Bills of Material in Exhibit I hereto (the "Price List"). The Price List may be changed only as set forth below in this
Section I, but may not be changed within six months of the date of first production.

     B. The parties agree that the price for the Products includes AFG's cost of packing. Packing shall include, without limitation, putting labels on individual cans of the Products, placing such individual cans in hi-cone or cardboard sleeves (permission will be needed by equipment owners if so requested by BBC) and in corrugated cardboard shipping trays with BBC-supplied shipping container code labels attached, putting such containers on pallets including adequate pallet wrap. These items are set forth on the Bills of Material in
Exhibit I. Any other labor, special packing, boxing, crating, or cartage which is required by BBC will be for BBC's account unless specifically agreed to in advance and in writing between the parties, in which case Exhibit I will be modified.

     C. AFG will have the right to adjust the prices set forth on the Price List by providing to BBC a notice of such a price adjustment not less than
(   *   ) days prior to the proposed effective date of such price adjustment.
Any such price adjustment will be made only if required by the aggregate effect
of (i) actual changes in the cost of ( * ) (      *      ); and (ii) actual
changes in the cost of the ingredients and/or packaging utilized in the Products.

     D.  A price adjustment will be proposed only if the aggregate effect of
the foregoing changes is greater than or equal to a (            *            )
increase over the previous base used for pricing for ingredients, labor and variable overhead. Upon request by BBC, AFG will provide BBC with documentary evidence of the changes in such factors together with the notice of the price adjustment. Should BBC reject the proposed price adjustment, then AFG may cease production of the item concerned, or, if requested by BBC, reformulate the item with the approval of BBC to meet the requirements of economic manufacturing. In
the event of a significant reduction (        *         ) in either of the two
factors listed above, AFG will promptly notify BBC of such reduction, and the parties agree to implement an equitable price reduction based on the same methodology as in calculating a price increase.

     E. AFG reserves the right to invoice BBC upon shipment of Product to a BBC warehouse. Invoicing will take place ( * ) days after the production of BBC Products or upon their sale to a BBC customer, whichever is earlier. Title to Products shall pass to BBC upon invoicing. All Products must be released by AFG Quality Assurance prior to invoicing.

     F.  Payment terms will be (           *          ).  BBC will pay interest
of 1% per month for payments not mailed within thirty days

     G. The Products will be shipped FOB to one of BBC's contract warehouses in Visalia, California or New Holland, Pennsylvania, as specified in BBC Purchase Orders. The shipping costs for Products to the warehouse specified on the purchase order will be paid by AFG. If for any reason AFG produces the Products at a plant other than at the Visalia or New Holland plant, specified in the purchase order, AFG will deliver the Product FOB to the warehouse specified in the purchase order.

     H. AFG shall not sell any BBC Products to any persons or parties other than BBC.

     I. AFG and BBC each represent and warrant that, to the best of its respective knowledge, the prices set forth on the Price List do not and will not violate any federal, state, county or municipal law or regulation relative to price discrimination, price-fixing, or price stabilization. Without limiting the foregoing, AFG will not communicate with any other supplier or potential supplier of Products to BBC with respect to the pricing of the Products.

       J. The Products will be delivered free and clear of any and all liens, security interests or encumbrances. AFG will be entitled to claim a security interest in these Products until Title changes to BBC.

II.  Supply of Proprietary Packaging.
     -------------------------------

       Upon AFG's request, BBC shall furnish to AFG, in a timely manner, complete artwork, printing film, dies, nutritional disclosure information, and specifications for all labeling, consumer, and shipping packaging bearing BBC's name, trade name or other trademarks (collectively, "Proprietary Packaging") to be used in AFG's manufacturing. AFG shall not be liable for damages resulting from BBC's failure to abide by this provision.

III. Representations and Warranties.
     ---------------------------------

       A. AFG represents and warrants that no Products when shipped by AFG shall be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended. AFG represents and warrants that all Products produced and packaged for sale in the United States will be manufactured, stored and shipped by AFG in accordance with (i) all applicable standards of the U.S. Food and Drug Administration, and (ii) all other applicable federal, state, and local laws, rules and regulations

       B. AFG and BBC represent and warrant that while the Products are in each respective Party's control; the Products shall be maintained in conditions (including transportation and storage) that will not lead to contamination or other spoilage.

       C. BBC represents and warrants that it is the authorized owner or licensee of the Proprietary Packaging.

       D. AFG represents and warrants that the Products will be free of defects and fit for human consumption. AFG acknowledges the Quality Manual to be delivered to AFG by BBC and warrants that all Products to be produced for BBC will meet the product specifications and product production and packaging procedures specified in that manual.

IV.  Ownership of Formulation, Trademarks, and Confidentiality.
     ---------------------------------------------------------

       A. AFG acknowledges that AFG has no ownership rights to the formulation of the Products. Both Parties agree to be bound by the Confidentiality Agreements already signed by the Parties for the life of this Agreement. The parties further agree that the formulations and ingredient specifications of the Products, all marketing plans, marketing and sales data, financial information, customer lists, and preferences of BBC (collectively, "Proprietary Materials") are considered trade secrets of BBC. If this Agreement is terminated, each Party will return all proprietary materials to the other Party, upon written request, except as required for regulatory record keeping. BBC hereby grants AFG a limited, non-exclusive license to use the Proprietary Materials for the purposes that may be directed by BBC hereunder. AFG agrees not to use or disclose such Proprietary Materials (or any past formulations of the Products), other than in accordance with this Agreement, without the written consent of BBC except where required by law. AFG will hold all such Proprietary Materials in complete and strict confidence, and will maintain the confidentiality of all such Proprietary Materials. Proprietary Materials shall not include information which (i) was in the public domain at the time of AFG's receipt from BBC, or which thereafter comes into the public domain without breach of an obligation assumed hereunder, or (ii) was known and can be shown to have been known by AFG at the time of receipt from BBC and was not previously acquired directly or indirectly from BBC on a confidential basis; or (iii) becomes known to AFG on a non-confidential basis through a third party whose own acquisition and disclosure were entirely independent of AFG, not in breach of any obligation hereunder and not obtained on a confidential basis from BBC.

     In event of termination of the Agreement, AFG will return to BBC all Proprietary Materials and will not keep any copies of such Proprietary Materials or any portions thereof, except a single archival copy as may be required for any subsequent legal inquiry or investigation. AFG acknowledges that the use of ambient temperature water dispersion of proteins and minimal heat processing, as applied pursuant to BBC's Product Manual for liquid portion beverages and will not offer for use this method in connection with competitive products. AFG may use this technology if it is brought to them by other customers.

    B. Exclusive Production - During the term of this agreement including any renewal or extension, AFG will not produce or sell in any sales venue, for any person or entity, including themselves, other than BBC, any nutritional beverages using formulations substantially similar to those of Total Balance Beverage. Substantially similar is defined as a product containing all of the following characteristics:
(  *  )
(                                     *                                        )
(                              *                             )

    C. Trademark Protection - AFG will notify BBC promptly if any person or entity approaches AFG requesting that it produce any product which would use any of the following: "Total Balance/TM/", "Balance(R)", "Balance Bar/TM/", "40-30-30 Naturally/TM/", "Balance, the Complete Nutritional Energy Drink/TM/", or "40-30-30 Balance/TM/", or any confusingly similar variant thereof.

V.  Ordering, Supply, and Recall.
    ----------------------------

    A. Details of product ordering, delivery, and product warehousing are attached in Exhibit II.

    B. Product Recall - If BBC, AFG, any regulatory agency, or any BBC customer discovers defect or circumstance which necessitates a recall of any Products, AFG agrees to indemnify BBC for all reasonable costs associated with the recall, including, but not limited to, return freight, public relations expense, lost opportunity costs, replacement product and freight. AFG agrees to issue a credit for the full amount of the invoiced value of all recalled product to the account of BBC immediately upon determination of the existence of the defective product. AFG also agrees to replace at the prices agreed to hereunder all defective product on a top priority basis ahead of other customers. The foregoing provisions shall not apply to the extent that the recall is not the fault of AFG. If there is a dispute as to the necessity of a recall, both parties agree to abide by a ruling of the National Food Processors Association or National Food Laboratories. BBC agrees to use its best efforts in the event of a recall or other product action to return affected product to AFG.

       C.  Strike Conditions - (                       *                       )
(                                     *                                        )
(       *        )

       D. Inability to Supply: Should AFG be unable to supply BBC with product adequate to meet manufacturing forecasts six months into the future, then AFG will work in good faith to cooperate with BBC to develop additional capacity at AFG or to cooperate with BBC to develop another co-packer to produce part or all of the product.

VI.  Insurance.
     ---------

       AFG and BBC each agree to maintain product liability insurance written by a responsible rated insurance carrier. Throughout the term of this Agreement, each of AFG and BBC will maintain products liability insurance with an insurer
of international stature with coverage in the USA with at least a (    *     )
limit on liability, which policy will reflect the other parties hereto as additional insureds. Copies of such policies and certificates for such insurance will be provided within thirty (30) days of request. Each such policy will provide not less than thirty (30) days prior notice to the additional insureds in the event of cancellation. If this agreement is terminated, each party agrees to maintain insurance coverage in force for all of the products sold under this agreement that are still in the marketplace or in BBC inventory. AFG agrees to provide insurance certificates naming specific BBC customers as additional insureds within ten (10) days of such a request by BBC.

VII. Termination.
     -----------

       A. Unless earlier terminated pursuant to Section VII (B) or (C) below, this Agreement will continue until December 31, 2003. On December 31 of each year during the term of this Agreement, commencing December 31, 1998, the remaining term of this Agreement will be extended automatically for an additional year, unless either party shall have given the other written notice of non-renewal at least one hundred eighty (180) days prior to such December 31.

       B. Either party may terminate this Agreement at any time upon the occurrence of one or more of the following events with respect to the other party (the "Defaulting

Party"). (i) Failure to pay any amounts within thirty (30) days of when due unless there is a bona fide dispute as to the amount owed; (ii) Subject to the provisions of Section XI, the breach of or default under any material provision of this Agreement if the Defaulting Party has been provided thirty (30) days prior written notice of its breach or default by certified mail and, during such period, the Defaulting Party has failed to cure such breach or default, or (iii) Bankruptcy or insolvency of the Defaulting Party, unless such action shall be involuntary, in which case the Defaulting Party will be given sixty (60) days to cure the default.

       C. Such termination will not abridge or limit the right of either party to seek damages or other redress as a result of such breach.

       D. The provisions of Sections III, IV, V(B), VI, VIII and IX will survive any termination of this Agreement.

VIII.  Indemnification.
       ---------------

       A. Each of the parties (the party indemnifying the other is hereinafter referred to as the "Indemnifying Party") will indemnify, defend and hold the other party (the "Indemnified Party") and its directors, officers, employees, agents, attorneys, insurers, shareholders and affiliates (its "Related Persons") harmless from and against any claims, damages, liabilities, costs and expenses, including the reasonable fees and expenses and of counsel (collectively, "Losses"), resulting from any breach or violation of any representation, warranty, covenant or agreement of such party set forth in this Agreement.

       B. BBC will indemnify and hold AFG and its Related Persons harmless from and against any Losses arising out of or in connection with BBC's acts and obligations hereunder or in conjunction with the Proprietary Materials, the use and distribution of Product Packaging, including, without limitation, any claim based on an alleged infringement of the patent, trademark, or other intellectual property rights of another party arising out of such items, except to the extent that such Losses are attributable to any negligence or misconduct of AFG.

       C. AFG will indemnify and hold BBC and its Related Persons harmless from and against any Losses arising out of, or in connection with the manufacture, production and warehousing of Product until time of release, including, without limitation, any product liability claims with respect to the Products, except to the extent such losses are attributable to any negligence or misconduct of BBC.

       D. The Indemnifying Party will have the right to defend any third party claim, action or proceeding wherein the Indemnified Party and/or its Related Persons are entitled to indemnification under the provisions of this Section; provided, however, that the Indemnifying Party must conduct the defense of the third party claim actively and diligently thereafter to preserve its rights in this regard. The Indemnified Party and any Related Person may retain separate co-counsel at its or their sole expense and participate in the defense of the third party claim. Neither party will settle any such claim, action, or proceeding without the other party's consent or approval, unless the proposed settlement involves only the payment of monetary damages by the settling party and does not impose an injunction or other equitable relief on the other party or such Related Persons. The Indemnified Party will fully cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party in the defense or settlement of any claim, action or proceeding subject to the provisions of this Section.

IX.  Dispute Resolution:
     ------------------

     In the event of a dispute arising out of or relating to this Agreement that the parties cannot resolve between themselves without assistance, the Parties agree to attempt to resolve such dispute through third-party mediation. Any such dispute that is not resolved within thirty (30) days after a request for mediation by either of the parties, will be settled by arbitration to be held in San Francisco, California, in accordance with the then-applicable rules of JAMS/Endispute or any successor thereto. The arbitrator shall be a person experienced in the specialty foods industry with no prior affiliation with either party. The arbitrator may grant injunctions or other relief in such dispute, but may not award punitive or exemplary damages. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties hereby irrevocably consent to the jurisdiction of the United States District Court for the Northern District of California, or if that court has no jurisdiction, to the California Superior Court in and for the County of San Francisco for this purpose. The arbitrator will award to the prevailing party, on each material issue, that party's reasonable attorney's fees and cost. The term "prevailing party" shall mean that party which shall have substantially prevailed on a material issue in dispute. As to distinct, severable issues in dispute, the arbitrator may decide which party is the prevailing party. Accordingly, the arbitrator will have the discretion to award attorney's fees to both parties, in amounts to be determined by the arbitrator. If the arbitrator shall determine that as to separate and distinct material issues having a bearing on an entitlement to relief, each of the parties shall have been a prevailing party. Application for cost and expenses shall be substantiated with documentary verification. The actual cost of the arbitration itself will be borne by the losing party or will be allocated between the parties in such proportions as the arbitrator decides, if they are distinct, severable issues in dispute and the arbitrator determines that each parties has to some extent, been a losing party.

X.   Financial Information.
     ---------------------

     Each party agrees to provide the other party with financial information consisting of each parties' audited Annual Report or its parent's Annual Report, credit references, and a D&B report, if requested. All financial information of either party will be held in strict confidence by the other party.

XI.  Force Majeure.
     -------------

     In the event that either party shall be delayed, hindered in or prevented from the performance of any act required hereunder, by reason of war, Acts of God, riots, insurrection, failure of power, or the act, failure to act or default of the other party, or any other reason beyond such party's reasonable control, then performance of such act will be excused for the period of the delay and the period for the performance of any such act will be extended for a period equivalent to the period of such delay.

XIL. Notices.
     -------

     Any notice or other communication hereunder must be given in writing and either (i) delivered in person; (ii) sent by recognized messenger or next-day courier service; or (iii) mailed by certified mail, postage prepaid, to the addresses as follows, or to such other addresses or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective if given by mail, three days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid; or if given by any other means, when actually delivered at such address.



       IF TO BBC:                         IF TO AFG:
       ----------                         ----------
       Attn: Mr. Ray LaRue                Attn: Chief Financial Officer
       Sr. Vice President, Operations     Aseptic Foods Group
       Balance Bar Company                Major Smith, Inc.
       1015 Mark Avenue                   158 West Jackson Street
       Carpinteria, CA 93013              New Holland, PA 17557

       Fax No.: (805) 566-7834            With a copy to:
                                          ---------------
       With a copy to:                    Attn: Chief Financial Officer
       ---------------                    Aseptic Foods Group
       Thomas N. Harding                  Real Fresh
       Seed, Mackall & Cole LLP           1211 East Noble Avenue
       1332 Anacapa St., Suite 200        Visalia, CA 93292
       Santa Barbara, CA 93101
       Fax No.: (805) 962-1404            With a copy to:
                                          ---------------
                                          Legal Counsel
                                          236 E. 68/th/ Street
                                          New York, New York 10021

XIII.  Entire Agreement.
       ----------------

       A. Any headings used herein are for convenience and reference only and will not be deemed to have any substantive effect.

       B. This Agreement and the instruments referred to herein embody the entire agreement and understanding between the parties relating to the subject matter hereof and may not be amended, waived, or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought. All schedules attached are by this reference incorporated herein.

       C. Unless otherwise agreed by both parties in writing, this Agreement applies to all purchase orders, sales acknowledgments and other documents of purchase which BBC or AFG may deliver with respect to the Products after the date hereof. The terms and conditions of this Agreement will apply to any such document, whether or not this Agreement or its terms and conditions are expressly referenced in such document.

       D. If any claim is made by a party relating to any conflict, omission, or ambiguity in the provisions of this Agreement, no presumption, burden of proof, or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel, notwithstanding any statute or rule of law to the contrary.

       E. Whenever in this Agreement a person is permitted or required to make a decision or determination (i) in its "discretion" or "sole discretion" or under a grant of similar authority or latitude, the person will be entitled to consider any interests and factors as it desires, including its own interests;
(ii) in its "good faith," in a "commercially reasonable" manner, "reasonably" or under another express standard, the person will act under that express standard and will not be subject to any other or different standards imposed by this Agreement or otherwise; or (iii) if no standard is expressed, the person will apply relevant provisions of this Agreement in making the decision or determination.

       F. No Waiver - The failure of either party to enforce at any time any of the provisions hereof (including, without limitation, any inspection rights) will not be construed to be a waiver of such provision, of any other provision, or of the right of such party thereafter to enforce any such provision or other provision.

       G. Assignment - Neither party will transfer or assign its rights and obligations hereunder without the prior written consent of the other. Such consent will not be unreasonably withheld.

       H. Governing Law - This Agreement will be governed by the Uniform Commercial Code and other applicable laws of the State of California.

       I. Independent Contractor Status - This Agreement does not in any way create the relationship of joint venture, partnership, or principal and agent between AFG and BBC. The parties have entered into this Agreement solely as independent contractors. Neither party will have any right or authority to assume or otherwise create any obligation or responsibility, express or implied, on behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever, without the other party's prior written consent.

     J. If any portion of this Agreement shall be deemed to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent permitted by law.

     K. BBC agrees that labels for their products shall include acknowledgement of the Endura trademark.

XIV. Securities Filings.
     ------------------

The parties agree that BBC will include a copy of this Agreement as an exhibit to one or more filings with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. BBC will also describe the terms of this Agreement in one or more such filings. Any such filings will be available to the general public. Notwithstanding the foregoing BBC will use its reasonable efforts to obtain confidential treatment from the SEC for key provisions of the Agreement to the extent feasible, as determined by BBC in consultation with its securities counsel. BBC agrees to send a copy of the report to AFG prior to filing with the SEC.

IN WITNESS WHEREOF, the parties hereto have placed their signatures on the dates specified below.

"AFG"                                  MAJOR SMITH, INC., a Delaware
ASEPTIC FOODS GROUP, INC., a           corporation
Delaware corporation

By:  /s/ Howard Covenko                By:  /s/ Howard Covenko
   ---------------------------            -----------------------------
Name:   Howard Covenko                 Name:   Howard Covenko
     -------------------------              ---------------------------
Title:  V.P. Co Pack Sales             Title:  V.P. Co Pack Sales
      ------------------------               --------------------------



REAL FRESH, INC., a California         "BBC"
corporation                            BALANCE BAR COMPANY, a Delaware
                                       corporation

By:  /s/ Howard Covenko                By:  /s/ E. Ray LaRue
   ---------------------------            -----------------------------
Name:   Howard Covenko                 Name:   E. Ray LaRue
     -------------------------              ---------------------------
Title:  V.P. Co Pack Sales             Title:  Sr. V.P. Operations
      ------------------------               --------------------------


                                       By:  /s/ Richard G. Lamb
                                          -----------------------------
                                       Name:   Richard G. Lamb
                                            ---------------------------
                                       Title:  Executive Vice President
                                             --------------------------

                                                                       EXHIBIT I

                                  PRICE LIST
                                  ----------

A. Bill of Materials are attached that contain SKU specific pricing. Every effort will be made to keep pricing the same on both East and West Coast manufacturing sites. If any change to the Bill of Materials is required, AFG will notify BBC for approval prior to incorporating such change.

B. Both parties agree to a tiered pricing structure based on annual volume. The price points will be as follows:

    Number of Cases            Major Smith Price             Real Fresh Price
    ---------------            -----------------             ----------------
    (      *      )            (       *       )             (      *       )
    (      *      )            (       *       )             (      *       )
    (      *      )            (       *       )             (      *       )
    (      *      )            (       *       )             (      *       )

    These cases will be the total of Product produced at Real Fresh in Visalia, California and Major Smith in New Holland, Pennsylvania.

    The first ship date of this product is March 4, 1999. For purposes of the above pricing, the annual requirements will be calculated through March 3, 2000, and similarly through the life of the contract.

C. Upon termination of the contract BBC agrees to purchase any proprietary ingredients and/or packaging material that are in AFG inventory provided that AFG has not exceeded three months inventory level based on the monthly forecasts unless agreed to in advance by both parties.

D. Pallets for all shipments will be handled via a pallet exchange program. The number of pallets should be noted on each Bill of Lading so reconciliation can easily be accomplished. Pallet balances will be reconciled monthly. Should pallets need to be purchased the specification is 48" x 40" GMA, 4 way entry, #1 recycled hardwood. Billing price from AFG will be ( * ) West Coast and ( * ) East Coast should this become necessary.

                                                                      EXHIBIT II


            DETAILS OF PRODUCT ORDERING, DELIVERY, AND WAREHOUSING
            ------------------------------------------------------

A. Product Ordering - BBC agrees to provide AFG with a three month rolling forecast during the first year of production. The first month's forecast will be a firm Purchase Order and fixed as to quantity, flavor, and date of production. For months 2 and 3, BBC may change only flavor and quantity, but not production date. BBC agrees to extend lead time on the forecast to four to six months, as soon as market sales data allows, but in any case after the first year of production. BBC acknowledges the minimum order quantity per flavor is 5000 cases, 24 pack equivalents, West Coast. On the East Coast the minimum order quantity is 10,000 cases, except for the first run which will be 5,000 cases.

B. Delivery - AFG acknowledges that timely delivery is of the utmost importance to BBC. AFG agrees to use best efforts to supply BBC on time and to produce the ordered quantity within a ( * ) range. If force majeure, failure to meet incubation requirements, or equipment failure precludes AFG from producing product on time, AFG agrees to use its best efforts to produce product for BBC on a priority basis.

C. Product Warehousing Storage charges will be for the account of BBC. Transportation of Product from AFG to BBC warehouse will be for the account of AFG and will be included in the tolling fee.